(m)(1)(iii)

FORM OF

AMENDED SCHEDULE 1

to the

AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

for

ING VARIABLE PORTFOLIOS, INC.

CLASS S

Name of Fund
ING BlackRock Global Science and Technology Portfolio
ING Global Equity Option Portfolio
ING International Index Portfolio
ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio
ING Morningstar U.S. Growth Index Portfolio
ING Opportunistic LargeCap Growth Portfolio
ING Opportunistic LargeCap Value Portfolio
ING Russell™ Global Large Cap Index 85% Portfolio
ING Russell™ Large Cap Index Portfolio
ING Russell™ Mid Cap Index Portfolio
ING Russell™ Small Cap Index Portfolio
ING U.S. Government Money Market Portfolio
ING VP Index Plus LargeCap Portfolio
ING VP Index Plus MidCap Portfolio
ING VP Index Plus SmallCap Portoflio
ING VP Small Company Portfolio
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio